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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


               MEDIA CONTACT:
               Perot Systems Corporation
               Mindy Brown
               phone: (972) 577-6165
               fax: (972) 577-4482
               mindy.brown@ps.net


PEROTSYTEMS(TM)                     PEROT SYSTEMS COMPLETES SEARCH FOR
Perot Systems Corporation             REQUESTED DOCUMENTS RELATED TO
2300 West Plano Parkway                 CALIFORNIA ENERGY MARKETS
Plano, Texas 75075
972.577.0000
www.perotsystems.com
                                PLANO, TX - December 4, 2002 - Perot Systems
                                Corporation (NYSE: PER) has completed its search for documents requested in connection with ongoing governmental inquiries into the operations of the California energy trading markets. Twelve boxes of documents were shipped on Tuesday, November 26 to the U.S. House of Representatives Subcommittee on Energy Policy, to the California Office of the Attorney General and to a select committee of the California State Senate reviewing the matter.

                                The November 26 production brings the total number of documents produced to 55 boxes, totaling more than 70,000 pages. The documents were produced in a five-month review of the company's files, computers, e-mail servers and archives. The company incurred more than $8.5 million of aggregate expense during the second and third quarters of 2002, primarily in connection with the search, legal review and production of these documents. With the substantial completion of this phase of the inquiry, the company expects legal fees relating to document production for California energy matters to decrease. It should be noted that the various governmental agency inquiries and lawsuits are ongoing and may result in additional document requests. The company is completing a final review to ensure that all responsive, non-privileged documents are produced.

                                Following the production of these more than 70,000 pages, Perot Systems continues to believe that it was never engaged by any market participant to provide market simulation or gaming software or services for the deregulated California energy market. As disclosed by the company this past summer, Perot Systems provided a one-day, general market overview presentation to Reliant Energy in June 1998, but the examples in that presentation were based on publicly available information.




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Perot Systems Completes Final Search for Documents                       Page 2

While unrelated to market manipulation issues, the company has discovered that in late 1997, before the deregulated market opened, a Perot Systems employee who worked on the California Independent System Operator (ISO) account inappropriately disclosed a limited number of ISO documents to a third party consultant with whom he had a personal relationship. The company believes that these documents described aspects of the proposed operation, testing and implementation of the information technology systems to be used at the ISO, but the documents do not discuss California energy market rules, protocols or strategies for participating in the deregulated California energy markets. Perot Systems notified the ISO and the California Power Exchange, the account to which the employee was most recently assigned, of its discovery of this incident, and has taken appropriate personnel action.


As has been the practice throughout the company's response to these inquiries, Perot Systems expects to post copies of all documents except those containing employee or confidential client information on our Web site at www.perotsystems.com by Monday, December 9, 2002.

ABOUT PEROT SYSTEMS

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations, and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems has more than 400 clients and reported 2001 revenue of $1.2 billion. The company has more than 8,500 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.


This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as the continuation of existing or the initiation of new governmental investigations and lawsuits; and the costs associated with such investigations and lawsuits. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.


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